PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Announces Timing of Reorganization of First Trust/abrdn Global Opportunity Income Fund with and into abrdn Income Credit Strategies Fund

WHEATON, IL – (BUSINESS WIRE) – September 13, 2024 – First Trust Advisors L.P. (“FTA”) announced today the timing of the closing of the reorganization First Trust/abrdn Global Opportunity Income Fund (NYSE: FAM) (the “Fund”) with and into abrdn Income Credit Strategies Fund (“ACP”).

Shareholders of FAM, a diversified, closed-end management investment company organized as a Massachusetts business trust, approved the reorganization of FAM with and into ACP, a diversified, closed-end management investment company organized as a Delaware statutory trust. As previously announced, the reorganization was approved by the Board of Trustees of FAM on October 23, 2023. Subject to the satisfaction of certain customary closing conditions, the reorganization of FAM into ACP is expected to close as of the close of business on September 20, 2024. Upon the completion of the reorganization, which is expected to be tax-free, the assets of FAM will be transferred to, and the liabilities of FAM will be assumed by, ACP. The shareholders of FAM will receive shares of ACP with a value equal to the aggregate net asset value of the shares of FAM held by them.

FTA is a federally registered investment advisor and serves as the investment advisor of the Fund. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $241 billion as of August 31, 2024, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

In the United States, abrdn is the marketing name for the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, abrdn Asia Limited, abrdn Private Equity (Europe) Limited and abrdn ETFs Advisors LLC.

Additional Information / Forward-Looking Statements

This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of ACP. An investor should carefully consider the investment objectives, risks, charges and expenses of ACP before investing.

Certain statements made in this news release that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of FTA and the funds managed by FTA and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FTA, the Funds and ACP undertake no responsibility to update publicly or revise any forward-looking statements.

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CONTACT: Jeff Margolin – (630) 517-7643

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CONTACT: Daniel Lindquist – (630) 765-8692

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CONTACT: Chris Fallow – (630) 517-7628

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SOURCE: First Trust Advisors L.P.